UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2009

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2009, The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of Kansas City Southern (the "Company"), entered into an employment agreement (the "Employment Agreement") with Mary K. Stadler, in connection with her employment as Senior Vice President and Chief Accounting Officer. Ms. Stadler also serves as Senior Vice President and Chief Accounting Officer of the Company.

Pursuant to the terms of the Employment Agreement, KCSR is required to pay Ms. Stadler an annual base salary at the rate approved by the Compensation & Organization Committee of the Company, less applicable taxes and withholdings. In addition, Ms. Stadler is eligible to receive coverage under KCSR's benefits plans and programs as are made available to similarly situated employees of KCSR. KCSR may terminate the Employment Agreement at any time for "Cause" (as defined in the Employment Agreement) or other than for Cause. If KCSR terminates Ms. Stadler's employment other than for Cause, KCSR shall (a) continue for a period of twelve (12) months following such termination to pay Ms. Stadler as severance pay a monthly amount equal to one-twelfth (1/12th) of her annual base salary rate in effect immediately prior to termination, subject certain adjustments as described in the Employment Agreement, and, (b) for a period of twelve (12) months following such termination, continue the health insurance coverage provided pursuant to the Employment Agreement to Ms. Stadler and her eligible dependents, unless Ms. Stadler (i) is provided comparable health or life insurance coverage in connection with other employment, (ii) fails to timely elect to continue such coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (iii) fails to meet the eligibility requirements under the applicable plan for any such coverage, (iv) fails to timely pay the cost of such coverage, or (v) dies. If Ms. Stadler's employment is terminated due to her voluntary resignation, death or disability, or by KCSR for Cause, Ms. Stadler will not be entitled to receive any payment from the Company or KCSR, other than unpaid salary, unused vacation and unreimbursed expenses. Upon termination of Ms. Stadler's employment for any reason, all benefits other than those described above shall terminate, and all unvested equity awards shall be forfeited (other than in connection with a Change of Control, as described below).

If, during the two (2) years following a "Change in Control" (as defined in the Employment Agreement), Ms. Stadler's employment is terminated by KCSR other than for Cause or by Ms. Stadler for Good Reason (as defined in the Employment Agreement), (a) Ms. Stadler will be eligible to receive, in addition to the severance benefits described above, a lump sum payment (the "Special Severance Payment") equal to the product of (i) 160% of the rate of her annual base salary as of the date of termination, multiplied by (ii) 2, and less (iii) the aggregate amount of other severance payments made pursuant to the Employment Agreement, and (b) any unvested or unexercisable equity awards shall become immediately vested or exercisable, as applicable.

Ms. Stadler is required to execute a full release of claims in favor of KCSR and its affiliates as a condition of receiving the above-described severance benefits.

Ms. Stadler has expressly agreed to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use in any way, publish or disclose any Confidential Information (as defined in the Employment Agreement) relating to any manner to the business or affairs of KCSR or any of its affiliates. Ms. Stadler has also agreed that, for a period of one year following the termination of her employment, she will not engage in, assist in, or have any active interest in (including without limitation as an agent, employee, consultant, stockholder, or director) any corporation or other business entity that competes with or engages in the business conducted by KCSR, or solicit any customers or employees of KCSR. The obligations described in this paragraph survive any termination of the Employment Agreement by Ms. Stadler or KCSR.

The foregoing discussion of Ms. Stadler's Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1, and hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)

Employment Agreement dated September 28, 2009, between The Kansas City Southern Railway Company and Mary K. Stadler, is attached hereto as Exhibit 10.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

October 2, 2009	By:	/s/ Brian P. Banks

Name: Brian P. Banks
Title: Associate General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated September 28, 2009, between The Kansas City Southern Railway Company and Mary K. Stadler.